CERTIFICATE OF AMENDMENT

OF THE

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIGCOMMERCE HOLDINGS, INC.

BigCommerce Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Seventh Amended and Restated Certificate of Incorporation filed with the Secretary of State on August 7, 2020 (the "Certificate of Incorporation").

2. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Commerce.com, Inc. (hereinafter referred to as the

“Corporation”).”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This amendment will be effective as of 2:00 a.m. Eastern Time on July 31, 2025

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Chuck Cassidy, its Secretary, this 30th day of July, 2025.

By: /s/ Chuck Cassidy

Chuck Cassidy

General Counsel